Exhibit 99.1

To: Silver Stream Shareholders
From: Terry Byberg, President and CEO, and Don Bossert, CFO Subject: Shareholder Update
Date: March 23, 2015

Dear Shareholder:

First off let us say Thank You to all shareholders for all of your patience and support during these difficult years in the junior mining market. Thank You to our note holders and creditors who have helped us clean up our balance sheet by taking stock for their debt, and to the Directors, Officers and Consultants who have taken stock for wages and expenses and still continue to work diligently and without cash compensation to help get Silver Stream back on its feet

For those of you that haven't seen the recent public filings regarding the debt conversions to clean up the balance sheet, this note will give you some background on our projects and the current status:

•	In January 2014 when Terry Byberg took over as CEO the company was $2.4 million in debt, another $1,050,000 was past due on the Metates project and $3.4 million was due and payable if we wanted to complete the option. Given the drastic deterioration of the junior mining market over the last 5 years and the large remaining option payments we decided the Metates project was no longer suitable for Silver Stream to continue to pursue. We negotiated the return of the Metates property to the vendor, removing the unpaid liability of $1,050,000 and the remaining $3.4 million acquisition cost so we could focus on other opportunities.

•	We have attracted what we feel is a talented, veteran team of Directors, Officers and Consultants to the company: Mike Robb - Director, Peter Calder - Director, Mike Gross - Chief Operating Officer, James Garber- VP Exploration, Erik Panke - Controller, and recently Peggy Kent who will be the Chairman of the Board, and Richard Meschke - VP Corporate Legal and Finance. The resumes of Peggy Kent and Richard Meschke are attached for your information and the bio's for the rest are on our website.

•	We optioned the Solomon Pillars Gold Project in Beardmore, ON and recovered 5,000 meters of drill core from 30 historical drill holes. The estimated cost savings of notre-drilling these holes is $750,000. We have recently completed a NI 43-101Report on the property and will be logging the core and developing a work program for Solomon Pillars for the summer and fall of 2015.

•	We completed the acquisition of 5.8% of the shares of Redstone Resources, owner of the Zonia Copper Project in Arizona. Due diligence identified that changes to the deal structure and development plan were required in order to raise financing for the project We are still interested in this project if the right deal can be negotiated, and Redstone Resources is open to discussing a possible new deal with us now that our restructuring is complete.

The deterioration of the junior mining market has created a significant number of project opportunities at a fraction of what they were worth 5 years ago; however, our significant debt load made it impossible to attract the new funds necessary to pursue such projects. To enable the company to raise funds to acquire and advance its projects, a restructuring of the company was required to remove the majority of the debt from the balance sheet by conversion into shares. We have negotiated the debt conversions with all of the

Silver Stream Mining Corp. • 9550 South Eastern Avenue • Suite 253 • Las Vegas, NV 89123 • Tel: (702) 818-1775 • Fax: (702) 818-1776

loan holders, creditors, and management and consultants, with everyone accepting 20% of the outstanding amount and converting to common shares at our December 31, 2014 market price of $0.01/share. This removed US$3,067,227 of debt from our balance sheet for an effective settlement amount of $598,490 and resulted in issuing 59,848,981million shares.

Our plans include consideration of relocating the corporate office to Canada and listing on a Canadian stock exchange, which would make it easier for our Canadian shareholders to deposit and trade their shares, be able to invest inside of the RRSP's and TFSA's, and allow the company to raise flow-through capital for exploration at Canadian properties. To this end we have recently completed a NI 43-101 Report on the Solomon Pillars Gold Project. We need to raise money for legal and accounting fees to complete the restructuring and meet the exchange's requirements for working capital. To accomplish this we are doing a private placement for approximately $200,000 at a placement price of US$0.01/unit, with each unit consisting of a common share and half of a warrant, each full warrant exercisable at $.05/share. This will provide enough working capital to cover our operating expenses for the next year and do a small work program on Solomon Pillars. There will not be any wages paid to the Directors or Officers until we land another property or joint venture and generate another equity raise in addition to this one. In addition to seeking new investors, we are offering this placement to all current shareholders, loan holders, and creditors so that everyone has the same opportunity to average their costs down. In the event we have subscriptions in excess of the $200,000 required, we reserve the right to prorate the participation in the placement.

With the debt conversions and the $0.01 private placement complete we will have a company with minimal debt and 130 million shares outstanding. In order to attract financing in this market, even with minimal debt, we plan to roll the shares back to reduce the number of shares outstanding. The rollback will reduce the number of shares outstanding in the company, with a reciprocal increase of the share price into a more favourable trading range, and should enhance future efforts to finance the company; the rollback itself will not affect the value of your investment.

We realize that the performance of your investment in Silver Stream to date has not been what any of us had hoped for. The performance of the majority of junior mining stocks has been very similar, with the market declining for the last 5 years. We feel the restructured Silver Stream will be moving forward with a solid management and technical team and with the recent addition of Peggy Kent and Richard Meschke, to cover the financial and legal aspects, we will be well positioned to take advantage of the opportunities available in the market today. The only assurance I can give you is that the Directors, Officers, and Consulting team, including Peggy and Richard, have been continuing to work for the company without being paid for several months, have accepted 20% of what they were owed, in shares, are continuing to work for the company without cash compensation until we can raise additional funds after the initial placement, and are also investing in this private placement. To us this demonstrates the quality of the people and the commitment and confidence they have that the company will be able to increase the value of the shares to give everyone a return on their investment.

The bottom line is we need help in raising this private placement. If either you or a friend is interested in participating in the $0.01placement please let us know as soon as possible. Thank You.

TERRY BYBERG

Silver Stream Mining Corp. • 9550 South Eastern Avenue • Suite 253 • Las Vegas, NV 89123 • Tel: (702) 818-1775 • Fax: (702) 818-1776

Margaret Kent

Margaret "Peggy" Kent has spent almost 40 years in the resource industry, becoming a leader in the financing and development of new projects and taking on development projects that major companies had passed on. Her education includes a B.Sc. in Chemistry from the University of Nevada and an M.Sc. in Metallurgical Engineering from the Mackay School of Mines and Geology at the University of Nevada. After beginning her career at Duval Corporation's copper operations in Arizona, she has been the chairman and CEO of a number of publically traded resource companies and has been responsible for the development and operation of seven mining operations, and 2,200 employees, with the largest being the $500 million dollar Kemess project in Central British Columbia, Canada.

Ms. Kent has founded four publicly traded companies and several private companies. Over her career she has raised over $1.5 billion of capital in the equity and public and private debt markets for the acquisition and development of mining projects. Ms. Kent has completed several mergers and acquisitions, including a simultaneous merger of five TSX listed companies to form Royal Oak Mines. As a part of the Royal Oak Mines formation, she acquired the Canadian Pamour and Giant gold mines out of soft receivership of the Australian owner. After acquiring the assets and forming Royal Oak Mines, she implemented an operating turnaround that increased production and decreased costs. While Chairman, President and CEO of Royal Oak she conceived and launched a $2.2 billion takeover bid for Lac Minerals and arranged a $600 million standby debt facility.

As Chairman, President and CEO of Century Mining Corporation she acquired the Sigma Lamaque Complex (historical gold production of9 million ounces) out of a receivership and restructured the senior secured debt, as well as all other classes of creditors. In 2009 she restructured Century Mining Corporation by arranging and closing the first pre-paid gold facility with Deutsche Bank in conjunction with a large equity placement, in order to put the Lamaque mine back into operation.

As Executive Chair of Tamerlane Ventures Inc. Ms. Kent raised $20 million to finance the engineering, permitting and feasibility study for the Pine Point lead-zinc project, bringing the project shovel-ready.

Ms. Kent has represented governments that have bailed out businesses by acting as a government representative on the boards of the troubled companies. She has worked extensively with Provincial and local governments to create jobs and provide technical advice. She has also been a member of the boards of directors of some of Canada's leading resource and chemical companies, including multibillion dollar Talisman Energy ( oil and gas), multibillion dollar TransCanada Corporation (gas transmission), Nova Chemicals (plastics and chemicals), and a number of mining companies.

With her strong technical back ground she has been a proponent of new process development and has been the co- author of a number of technical patents. For a 6-year period she owned and operated her own research and development facility, Witteck Development Inc., with a 25 ton per day pilot facility providing chemical and metallurgical service to businesses throughout North America.

She is the recipient of several industry awards including Northern Miner's "Miner of the Year" in 1991, the Prospectors and Developers Association of Canada's Viola MacMillan Developers Award in 1993, Canadian Financial Post's "Newsmaker of the Year" in 1994, Canada's top woman CEOs in 1997 and IBM top 50 women in the world in 1998, and the YWCA Woman of distinction award.

Richard Meschke

Richard Meschke has nearly forty years of experience in financial, legal, corporate development and commercial roles within the mining and engineering industries, initially with major companies and more recently in the junior mining sector. Beginning in 2006, Meschke was chief financial officer and vice president, legal and corporate development for Century Mining Corporation with operations in Quebec and Peru, and has held similar responsibilities with other junior companies Tamerlane Ventures Inc. and Module Resources Inc. (now New Carolin Gold Corp.) While with Century he completed a $60 million financial restructuring of the company utilizing debt financing (prepaid forward gold sale with Deutsche Bank), private placements of equity including bringing in a new controlling shareholder, and flow-through share issuances.

During the initial 20 years of his career with AMAX Inc. and its successor, Cyprus Amax Minerals Company, Meschke held executive positions in the energy and base & precious metals groups and at corporate headquarters. Meschke's accomplishments include financial planning, reporting and analysis, completing more than $.5 billion in acquisitions and divestitures, and negotiating and managing long-term sales contracts representing in excess of $300 million in annual revenues.

Meschke's experience also includes five years with AMEC pic, the engineering and construction services company, where in commercial management roles he evaluated, negotiated, managed and monitored the financial performance of contracts for the design and construction of energy, industrial and mining projects. Meschke has also managed fuel procurement and contracts for an electric utility, Carolina Power & Light, which is now part of Duke Energy. Meschke's education includes a law degree and an MBA with concentration in finance.